Exhibit 10.11 - May 30, 2012 Consent of Stockholders in Lieu of Meeting

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

Pursuant to Article I, Section 1.11 of the Bylaws of PyroTec, Inc. (the "Corporation"), a Delaware corporation and successor in interest to Accelerated Acquisition XV, Inc. and pursuant to Delaware General Corporation Laws Section 222, the shareholders constituting a majority of the issued and outstanding shares of common stock in the Corporation, hereby execute the following resolutions:

1. Article FOURTH of the Certificate of Incorporation dated October 21, 2011, and as amended on April 11, 2012, shall be as follows: "The total number of shares of stock which the corporation is authorized to issue is 200,000,000 shares of common stock having a ($0.0001) par value and 10,000,000 shares of preferred stock having a ($0.0001) par value."

2. Article SEVENTH of the Certificate of Incorporation dated October 21, 2011, and as amended on April 11, 2012, shall be as follows: "The name and address of the director of the corporation is Jon Dyer c/o PyroTec, Inc., 125E Wappoo Creek Drive, Suite 202A, Charleston, South Carolina 29412."

3. John Burns, as President of the Corporation is hereby authorized to execute the Certificate of Second Amendment to Certificate of Incorporation.

3. Any and all prior actions of the Board of Directors are approved and ratified.

This consent is executed as of May 30, 2012.

RESOLVED:

/s/ D. Geno Brunton
World Venture Group, Inc.
Shareholder
Geno Brunton
Authorized Signator